EXHIBIT 99.1


                      [Select Therapeutics Inc. Letterhead]


To:      Shareholders of Select Therapeutics Inc. (the "Company").

From:    Robert Bender, Chairman

     As most of you are aware, recent months have been very difficult for your Company. After a difficult management transition and the events of last September, we believed we had secured financing sufficient to allow the Company to continue its development programs. Financing discussions had advanced to the stage of preparing definitive documents. However, for specific reasons associated with one part of our programs, we failed to close the financing. Since we were already in a weak financial condition, we lacked the resources to continue operations as they were then structured. Moving forward required that we dissolve our joint venture with Cytomatrix, which we were able to do after lengthy negotiation.

     Subsequently your management has worked under difficult circumstances to preserve shareholder value. Since the dissolution of the joint venture, we have sought either to refinance the Company or to partner or enter into a business combination with one or more companies, while simultaneously managing a large financial overhang and a number of difficult personnel issues.

     Andrew Muir, who joined the Company as Chief Executive Officer in late September, has worked with great diligence and dedication for deferred compensation. Others, notably Michelle Guertin, our Comptroller, and Doug McNair, our Senior Vice President of R&D and Clinical Affairs, have served with dedication and skill and it is through their efforts that we have repackaged and restored the Company's assets to a state from which we still hope to obtain value. Refinancing options have been intensively explored but, given the financial markets and situation of the Company, without success. On the side of a corporate partnership, combination or sale we have received several significant expressions of interest both for specific pieces of our technology and for the Company as a whole. These possibilities have been actively explored and we are involved in substantive discussions with a small number of interested parties. Meanwhile, the Company is operating in "virtual" mode with minimal ongoing expenses other than the accounting and legal costs of maintaining its status as a reporting issuer, together with the specific costs associated with these current discussions. Salaried staff have been discontinued and the Company has moved into reduced accommodations. We believe that our efforts are focused and are resulting in progress and hope that we will see the situation resolve in the forthcoming weeks.



                                                Robert Bender
                                                Chairman

     This letter contains forward-looking statements that are based on current expectations and assumptions that may be inaccurate and are subject to the risk that we may be unable to reach agreement with a corporate partner, buyer or other party to any business combination on terms acceptable to us, if at all.